UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Airgas, Inc.

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	News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:		Investor Contact:
Jay Worley (610) 902-6206	Joele Frank / Dan Katcher /Andrew Siegel	Barry Strzelec (610) 902-6256
jay.worley@airgas.com	Joele Frank, Wilkinson Brimmer Katcher	barry.strzelec@airgas.com
(212) 355-4449

For Release: Immediately

Airgas Reports First Quarter Earnings, Raises Full Year Guidance

•	Adjusted diluted EPS* of $0.83, which excludes $0.07 of special items, up 26% over prior year and up 20% sequentially

•	Full-year adjusted diluted EPS* guidance raised to $3.15 to $3.30 from $2.95 to $3.05, representing a 18% to 23% increase over prior year; second quarter guidance of $0.78 to $0.82

•	Same-store sales up 6% over prior year; sales per day up 5% sequentially over fourth quarter

•	Adjusted operating margin* of 12.3%, expansion of 130 basis points over prior year and 160 basis points sequentially over fourth quarter

•	Free cash flow* of $113 million; $83 million of debt reduction in first quarter

•	Second quarter dividend raised to $0.25

RADNOR, PA – July 21, 2010 — Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported net earnings of $64.8 million, or $0.76 per diluted share, for its first quarter ended June 30, 2010. Excluding legal and professional fees of $0.03 per diluted share** related to an unsolicited takeover attempt, debt extinguishment charges of $0.02 per diluted share, and multi-employer pension plan withdrawal charges of $0.02 per diluted share, adjusted earnings per diluted share* were $0.83, up 26% from $0.66 in the prior year and up 20% sequentially.

First quarter sales were $1.05 billion, a sequential increase of 5% in sales per day and 7% in total sales compared to the fourth quarter. Compared to the prior year, total same-store sales increased 6% in the quarter, with hardgoods up 8% and gas and rent up 5%. Acquisitions contributed 1% sales growth over prior year.

“We delivered the second best earnings quarter in company history, which is particularly encouraging given that, at this early stage of the economic recovery, revenues have not yet recovered to pre-recession levels,”

said Airgas Chairman and Chief Executive Officer Peter McCausland. “Our strategy through the downturn was to position Airgas to emerge from the recession as an even stronger company, and our results demonstrate our success, as we are running very close to record earnings and margins.

“Conditions continued to improve in most of our customer segments and geographies this quarter, led by manufacturing, and with the greatest strength in our Great Lakes region,” McCausland added. “The strengthening in our business and our robust results give us the confidence to raise our fiscal 2011 guidance. Further, the increasing momentum we are seeing reinforces our confidence in our calendar 2012 earnings goal of at least $4.20 per share, and with continued modest improvement in the economy, we could very well outperform that objective.”

Adjusted operating margin* for the quarter improved year-over-year to 12.3% from 11.0% and sequentially from 10.7%, driven by operating leverage on sales growth and continued cost discipline. Adjusted operating margin* in the Distribution business segment improved sequentially for a fourth consecutive quarter to 11.5%.

Free cash flow* for the quarter was strong at $113 million, driven by adjusted cash from operations* of $171 million and disciplined capital expenditures. Net debt at the end of the quarter was $1.7 billion, reflecting more than $83 million in debt reduction during the quarter.

Guidance Update

The Company expects adjusted earnings per diluted share* for the second quarter to increase 15% to 21% from $0.68 in the prior year to $0.78 to $0.82, which includes $0.03 per diluted share of incremental expense associated with its SAP implementation. For the full fiscal year 2011, the Company expects adjusted earnings per diluted share* to increase 18% to 23% from $2.68 in the prior year to $3.15 to $3.30, which includes $0.10 per diluted share of incremental expense associated with its SAP implementation. The second quarter and fiscal 2011 guidance does not incorporate the impact of debt extinguishment or multi-employer pension plan withdrawal charges, or costs related to the unsolicited takeover attempt.

“Our updated fiscal 2011 guidance represents a year-over-year increase of 21% to 27% in underlying earnings before SAP costs,” added McCausland. “We successfully began the roll out of our SAP system on schedule July 5, with the conversion of our Safety telesales and hardgoods infrastructure businesses. We are very pleased that all converted operations are running as planned and without interruption. There is tremendous value to be realized for our stockholders through the continued

execution of our business strategies, including leveraging our substantial recent investments, enhancing our customer service culture and operating efficiency, and extending our business platform. We remain confident in our ability to build on our track record of delivering solid returns for all Airgas stockholders and are very pleased to announce a significant quarterly dividend increase to $0.25 per share, reflecting our strong performance and future prospects.”

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Wednesday, July 21. The teleconference will be available by calling (888) 516-2445. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through August 20 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through July 29. To listen, call (888) 203-1112 and enter passcode 2140121.

*	See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, free cash flow, and adjusted debt.

**	The legal and professional fees incurred are in response to Air Products’ unsolicited takeover attempt.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

# # #

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. These statements include, but are not limited to: expectations for second quarter adjusted earnings per diluted share to be in the range of $0.78 to $0.82, which includes $0.03 per diluted share of incremental expense associated with the SAP implementation; expectations for adjusted earnings per diluted share for fiscal 2011 to be in the range of $3.15 to $3.30, which includes $0.10 per diluted share of incremental expense associated with the SAP implementation; second quarter and fiscal

2011 guidance not incorporating the impact of debt extinguishment or multi-employer pension plan withdrawal charges, if any, or future costs related to the unsolicited takeover attempt; the outlook and timing of an economic recovery; the value to be realized for our stockholders through the continued execution of our business strategies; the advantages of leveraging our substantial recent investments, enhancing our customer service culture and operating efficiency, and extending our business platform; our ability to build on our track record of delivering solid returns for all Airgas stockholders; and our calendar 2012 earnings goal of at least $4.20 per share, and the impact of continued modest improvement in the economy on the likelihood of our achieving that objective earlier than planned. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the timing of economic recovery in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; business disruptions associated with Air Products’ unsolicited takeover attempt; and other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, and other forms filed by the Company with the Securities and Exchange Commission.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow below.

Additional Information

This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT

INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

In addition, Airgas has filed a preliminary proxy statement on Schedule 14A with the SEC on July 8, 2010 in connection with the solicitation of proxies for the 2010 Annual Meeting of Airgas stockholders. Airgas expects to file a definitive proxy statement with the SEC in connection with the solicitation of proxies for the 2010 annual meeting of Airgas stockholders and may file other proxy solicitation material in connection therewith. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

Certain Information Regarding Participants

Airgas and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Airgas’ directors and executive officers in Airgas’ Annual Report on Form 10-K for the year ended March 31, 2010, which was filed with the SEC on May 27, 2010, and its proxy statement for the 2009 Annual Meeting, which was filed with the SEC on July 13, 2009 and its preliminary proxy statement for the 2010 Annual Meeting, which was filed with the SEC on July 8, 2010. To the extent holdings of Airgas securities have changed, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

AIRGAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2010	2009 (f)
Net sales	$1,052,656	$981,991

Costs and expenses:
Cost of products sold (excluding depreciation)	475,102	438,939
Selling, distribution and administrative expenses (d)	390,549	378,744
Costs related to unsolicited takeover attempt (e)	3,787	—
Depreciation	54,265	51,583
Amortization	6,202	4,816

Total costs and expenses	929,905	874,082

Operating income	122,751	107,909
Interest expense, net	(13,319)	(18,367)
Discount on securitization of trade receivables (a)	—	(1,615)
Losses on the extinguishment of debt (c)	(2,941)	—
Other income (expense), net	(610)	1,205

Earnings before income tax expense	105,881	89,132
Income tax expense	(41,082)	(34,316)

Net earnings	$64,799	$54,816

Net earnings per common share:
Basic earnings per share	$0.78	$0.67

Diluted earnings per share	$0.76	$0.66

Weighted average shares outstanding:
Basic	83,457	81,618
Diluted	85,281	83,287

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	(Unaudited) June 30, 2010	March 31, 2010
ASSETS
Cash	$57,890	$47,001
Trade receivables, net (a)	504,512	186,804
Inventories, net	344,644	333,961
Deferred income tax asset, net	50,185	48,591
Prepaid expenses and other current assets	79,985	94,978

TOTAL CURRENT ASSETS	1,037,216	711,335
Plant and equipment, net	2,424,894	2,427,996
Goodwill	1,106,881	1,109,276
Other intangible assets, net	207,011	212,752
Other non-current assets	38,827	34,573

TOTAL ASSETS	$4,814,829	$4,495,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$147,249	$157,566
Accrued expenses and other current liabilities	357,221	307,822
Current portion of long-term debt	9,589	10,255

TOTAL CURRENT LIABILITIES	514,059	475,643
Long-term debt, excluding current portion (a)(b)	1,711,630	1,499,384
Deferred income tax liability, net	658,944	652,389
Other non-current liabilities	69,231	72,972
Stockholders’ equity	1,860,965	1,795,544

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,814,829	$4,495,932

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Three Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$64,799	$54,816
Adjustments to reconcile net earnings to net cash (used) provided by operating activities:
Depreciation	54,265	51,583
Amortization	6,202	4,816
Deferred income taxes	5,500	15,641
Loss on sales of plant and equipment	636	252
Stock-based compensation expense	10,269	9,914
Losses on the extinguishment of debt (c)	2,941	—
Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables (a)	(295,000)	(15,900)
Trade receivables, net	(22,768)	16,986
Inventories, net	(10,671)	23,375
Prepaid expenses and other current assets	15,990	5,603
Accounts payable, trade	(6,509)	(8,660)
Accrued expenses and other current liabilities	43,519	6,039
Other non-current assets	1,818	1,190
Other non-current liabilities	(670)	(3,396)

Net cash (used) provided by operating activities	(129,679)	162,259

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(61,121)	(67,312)
Proceeds from sales of plant and equipment	3,338	2,510
Business acquisitions and holdback settlements	(2,474)	(2,863)
Other, net	66	(1,433)

Net cash used in investing activities	(60,191)	(69,098)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	406,739	88,553
Repayment of debt	(202,688)	(163,977)
Financing costs	(854)	—
Premium paid on call of senior subordinated notes (c)	(2,650)	—
Proceeds from the exercise of stock options	4,707	2,123
Stock issued for the Employee Stock Purchase Plan	3,580	3,888
Tax benefit realized from the exercise of stock options	1,952	1,334
Dividends paid to stockholders	(18,372)	(14,701)
Change in cash overdraft and other	8,345	2,163

Net cash provided (used) in financing activities	200,759	(80,617)

Change in cash	$10,889	$12,544
Cash – Beginning of period	47,001	47,188

Cash – End of period	$57,890	$59,732

See attached Notes.

Notes:

a)	On April 1, 2010, the Company adopted new accounting guidance which affected the presentation of its trade receivables securitization program. Under the new guidance, proceeds received under the securitization are treated as secured borrowings. Previously, they were treated as proceeds from the sale of trade receivables. The Company participates in a trade receivables securitization agreement with three commercial banks. Funding under the agreement was $295 million at both June 30, 2010 and March 31, 2010. Beginning on April 1, 2010, the Company recognized the trade receivables and the borrowings they collateralize on its balance sheet. Additionally, new borrowings under the trade receivables securitization agreement are classified as financing activities on the Company’s statement of cash flows. Prior to April 1, 2010, they were treated as proceeds from the sale of trade receivables and reflected net of collections on the statement of cash flows as operating activities. With respect to the Company’s statement of earnings, the amounts previously recorded within the line item “Discount on securitization of trade receivables,” which represented the difference between the proceeds from the sale and the carrying value of the receivables under the securitization agreement, are now reflected within “Interest expense, net” consistent with the new accounting treatment.
b)	The Company maintains a senior credit facility with a syndicate of lenders. Approximately $862 million was available to the Company under this facility at June 30, 2010.
c)	During the current quarter, the Company repurchased $25 million of its 7.125% senior subordinated notes that are due on October 1, 2018. Losses on the extinguishment of debt of $2.9 million ($1.9 million after tax) were recognized related to the redemption premium and the write-off of deferred financing costs associated with the issuance of the notes during the fiscal first quarter.
d)	As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans. As part of the withdrawal from a MEPP, the Company is required to fund its portion of the MEPP’s unfunded pension obligation. The ultimate amount of the withdrawal liability assessed by the MEPP is impacted by a number of factors, including investment returns, benefit levels, and continued participation by other employers in the MEPP. During the quarter, the Company negotiated the withdrawal from MEPPs at two of its collective bargaining units. The Company recorded multi-employer pension plan charges of $3.2 million ($2.0 million after tax) during the quarter. These charges were reflected in selling, distribution and administrative expenses. Through fiscal 2012, three remaining CBAs, covering approximately 30 employees, whose members participate in MEPPs, will come up for renewal.
e)	In February 2010, Air Products & Chemicals, Inc. made an unsolicited public proposal to acquire the Company, and subsequently commenced a tender offer. Costs related to the unsolicited takeover attempt represent legal and professional fees incurred in response to this action.
f)	Certain reclassifications were made to the Consolidated Statements of Earnings for the prior period to conform to the current period presentation. These reclassifications resulted in increasing revenue and selling, distribution and administrative expenses and reducing cost of products sold (excluding depreciation). These reclassifications were the result of conforming the Company’s accounting policies in conjunction with its SAP implementation and were not material. Consolidated operating income and net earnings for the prior period were not impacted by the reclassifications.

g)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Corporate operating expenses are generally allocated to each business segment based on sales dollars. However, the legal and professional fees incurred as a result of Air Products’ unsolicited takeover attempt were not allocated to the Company’s business segments, and are reflected in the eliminations and other column below:

		(Unaudited)				(Unaudited)
		Three Months Ended June 30, 2010				Three Months Ended June 30, 2009
(In thousands)	Distribution	All Other Ops.	Elimination and Other	Total	Distribution	All Other Ops.	Elimination and Other	Total
Gas and rent	$556,447	$126,912	$(7,544)	$675,815	$532,983	$111,327	$(5,620)	$638,690
Hardgoods	375,393	1,453	(5)	376,841	341,609	1,696	(4)	343,301
Total net sales	931,840	128,365	(7,549)	1,052,656	874,592	113,023	(5,624)	981,991
Cost of products sold (excluding depreciation)	414,438	68,213	(7,549)	475,102	384,290	60,273	(5,624)	438,939
Selling, distribution and administrative expenses	357,885	32,664	—	390,549	348,383	30,361	—	378,744
Costs related to unsolicited takeover attempt	—	—	3,787	3,787	—	—	—	—
Depreciation	50,633	3,632	—	54,265	47,927	3,656	—	51,583
Amortization	5,040	1,162	—	6,202	4,243	573	—	4,816

Operating income	$103,844	$22,694	$(3,787)	$122,751	$89,749	$18,160	$—	$107,909

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings Per Diluted Share and Earnings Guidance

Reconciliations and computations of adjusted earnings per diluted share and earnings guidance:

Quarterly

	Three Months Ended
	June 30, 2010	March 31, 2010	September 30, 2009	June 30, 2009
Earnings per diluted share	$0.76	$0.47	$0.65	$0.66
Adjustments to earnings per diluted share:
Costs related to unsolicited takeover attempt	0.03	0.18	—	—
Losses on the extinguishment of debt	0.02	0.07	0.02	—
Multi-employer pension plan withdrawal charges	0.02	—	0.01	—
Non-recurring tax benefit	—	(0.03)	—	—

Adjusted earnings per diluted share	$0.83	$0.69	$0.68	$0.66

Annual

	Year Ended	(Guidance Range) Year Ended March 31, 2011
	March 31, 2010	Low	YoY Change	High	YoY Change
Earnings per diluted share	$2.34	$3.08		$3.23
Adjustments to earnings per diluted share:
Costs related to unsolicited takeover attempt	0.18	0.03		0.03
Losses on the extinguishment of debt	0.14	0.02		0.02
Multi-employer pension plan withdrawal charges	0.05	0.02		0.02
Non-recurring tax benefit	(0.03)	—		—

Adjusted earnings per diluted share	$2.68	$3.15	18%	$3.30	23%

Earnings guidance for the year ending March 31, 2011, does not incorporate the impact of future debt extinguishment or multi-employer pension plan withdrawal charges, or future costs related to the unsolicited takeover attempt.

The Company believes that adjusted earnings per diluted share provides investors meaningful insight into the Company’s earnings performance without the impact of debt extinguishment, multi-employer pension plan withdrawal charges, and costs related to Air Products’ unsolicited takeover attempt. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Adjusted Operating Margin

Reconciliations and computations of adjusted operating margin:

Consolidated Airgas

	Three Months Ended
(Dollars in thousands)	June 30, 2010	March 31, 2010	June 30, 2009
Net sales	$1,052,656	$983,308	$981,991

Operating income	$122,751	$81,883	$107,909
Operating margin	11.7%	8.3%	11.0%
Plus:
Costs related to unsolicited takeover attempt	3,787	23,435	—
Multi-employer pension plan withdrawal charges	3,204	—	—

Adjusted operating income	$129,742	$105,318	$107,909

Adjusted operating margin	12.3%	10.7%	11.0%

Distribution Segment

	Three Months Ended
(Dollars in thousands)	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
Net sales	$931,840	$889,139	$854,476	$860,267	$874,592

Operating income	$103,844	$99,875	$89,306	$92,388	$89,749
Operating margin	11.1%	11.2%	10.5%	10.7%	10.3%
Plus:
Multi-employer pension plan withdrawal charges	3,204	—	4,950	1,700	—

Adjusted operating income	$107,048	$99,875	$94,256	$94,088	$89,749

Adjusted operating margin	11.5%	11.2%	11.0%	10.9%	10.3%

The Company believes the above adjusted operating margin computations help investors assess the Company’s operating performance without the impact of charges associated with the Company’s withdrawal from multi-employer pension plans and costs related to Air Products’ unsolicited takeover attempt. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted operating margin computations may be different from the adjusted operating margin computations provided by other companies.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Three Months Ended June 30,
(Amounts in thousands)	2010	2009
Net cash (used) provided by operating activities	$(129,679)	$162,259
Adjustments to cash (used) provided by operating activities:
Cash used by the securitization of trade receivables	295,000	15,900
Stock issued for employee stock purchase plan	3,580	3,888
Tax benefit realized from the exercise of stock options	1,952	1,334

Adjusted cash from operations	170,853	183,381

Capital expenditures	(61,121)	(67,312)
Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	3,338	2,510

Adjusted capital expenditures	(57,783)	(64,802)

Free Cash Flow	$113,070	$118,579

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company’s ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

Adjusted Debt

Reconciliations and computations of adjusted debt:

(In thousands)	June 30, 2010	March 31, 2010
Current portion of long-term debt	$9,589	$10,255
Long-term debt, excluding current portion	1,711,630	1,499,384

Net debt	1,721,219	1,509,639
Securitization of trade receivables	—	295,000

Adjusted debt	$1,721,219	$1,804,639

The Company uses adjusted debt to provide investors with a more meaningful measure of the Company’s debt obligations by adjusting for funds received under the trade receivables securitization program.